Exhibit (h)(1)

212 373 3000

212 757 3990

www.paulweiss.com

April 1, 2016

PartnerRe Ltd.

90 Pitts Bay Road

Pembroke HM 08

Bermuda

Ladies and Gentlemen:

We have acted as U.S. federal income tax counsel to PartnerRe Ltd., a Bermuda exempted company (“PartnerRe”), in connection with its offer to exchange each of its Series D Preferred, Series E Preferred and Series F Preferred shares (collectively, the “Existing Preferred Shares”) for Series G Preferred, Series H Preferred and Series I Preferred shares, respectively (the “Exchange Securities,” and such offers, the “Exchange Offers”).

PartnerRe has requested that we render our opinion as to certain tax matters in connection with the Tender Offer Statement on Schedule TO (the “Tender Offer Statement”), relating to the tender offer by PartnerRe of the Exchange Securities to be offered in the Exchange Offers, filed by PartnerRe with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933 and the rules and regulations of the Commission promulgated thereunder (the “Rules”). Capitalized terms used but not defined herein have the respective meanings ascribed to them in the Tender Offer Statement.

In rendering the opinion expressed herein, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such agreements and other documents as we have deemed relevant and necessary and we have made such investigations of law as we have deemed appropriate as a basis for the opinion expressed below. In our examination, we have assumed, without independent verification, (i) the authenticity of original documents, (ii) the accuracy of copies and the genuineness of signatures, (iii) that the execution and delivery by each party to a document and the performance by such party of its obligations thereunder have been authorized by all necessary measures and do not violate or result in a breach of or default under such party’s certificate or instrument of formation and by-laws or the laws of such party’s jurisdiction or organization, (iv) that each agreement represents the entire agreement between the parties with respect to the subject matter thereof, (v) that the parties to each agreement have complied, and will comply, with all of their respective covenants, agreements and undertakings contained therein and (vi) that the transactions provided for by each agreement were and will be carried out in accordance with their terms. In rendering our opinion, we have made no independent investigation of the facts referred to herein and have relied for the purpose of rendering this opinion exclusively on those facts that have been provided to us by you and your agents, which we assume have been, and will continue to be, true.

The opinion set forth below is based on the Internal Revenue Code of 1986, as amended, administrative rulings, judicial decisions, Treasury regulations and other applicable authorities, all as in effect on the effective date of the Tender Offer Statement. The statutory provisions, regulations and interpretations upon which our opinion is based are subject to change, and such changes could apply retroactively. Any change in law or the facts regarding the Exchange Offers, or any inaccuracy in the facts or assumptions on which we relied, could affect the continuing validity of the opinion set forth below. We assume no responsibility to inform you of any such changes or inaccuracy that may occur or come to our attention.

Based upon and subject to the foregoing, and subject to the limitations and qualifications set forth herein and in the Tender Offer Statement and the Offering Memorandum, the discussion set forth under the caption “Material Bermuda and United States Federal Income Tax Consequences—United States Taxation” in the Offering Memorandum, insofar as it expresses conclusions as to the application of United States federal income tax law, is our opinion as to the material United States federal income tax consequences of exchanging Existing Preferred Shares for Exchange Securities pursuant to the Exchange Offers and of the ownership and disposition of Exchange Securities acquired pursuant to the Exchange Offers.

We express our opinion herein only as to those matters specifically set forth above and no opinion should be inferred as to the tax consequences of the Exchange Offers under any state, local or non-U.S. law, or with respect to other areas of U.S. federal taxation.

We are furnishing this letter in our capacity as U.S. federal income tax counsel to PartnerRe.

We hereby consent to the use of this opinion as an exhibit to the Tender Offer Statement, to the use of our name under the heading “Material Bermuda and United States Income Tax Consequences—United States Taxation” contained in the Offering Memorandum and to the discussion of this opinion in the Tender Offer Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Act or the Rules.

Very truly yours,

/s/ PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP

PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP